EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                                             Six Month Period                 Three Month Period
                                                               Ended June 30,                    Ended June 30,
                                                            1997             1998            1997               1998
                                                            ----             ----            ----               ----


Weighted average shares outstanding..........         11,916,823      17,219,660       12,003,573         18,371,395

Common stock equivalents.....................                 --              --               --                 --
                                                     ------------    -------------    ------------       ------------
         Total...............................         11,916,823      17,219,660       12,003,573         18,371,395
                                                     ============    ============     ============       ============

Net loss.....................................         $4,739,025      $6,035,538       $2,467,723         $3,263,401
                                                     ============    ============     ============       ============
Basic and diluted loss per share.............             $.40            $.35             $.21               $.18
                                                     ============    ============     ============       ============

                                       21